EXHIBIT 99.1

Financial Statements of Intelligent Digital Systems, LLC

REPORT OF INDEPENDENT AUDITORS

The Members
Intelligent Digital Systems, LLC

We have audited the accompanying balance sheet of Intelligent Digital Systems, LLC as of December 31, 2007 and the related statements of income and members’ capital and cash flows for the year then ended. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatements. An audit includes examining, on a test basis, evidence supporting the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statements presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Intelligent Digital Systems, LLC at December 31, 2007 and the results of their preparations and cash flows for the year then ended, in conformity with accounting principles generally accepted in the United States.

January 28, 2008

Perlson, Touhy & Company LLP
North Massapequa, NY

Intelligent Digital Systems, LLC
Balance Sheets	At	At
	December 31, 2007	March 31, 2008
	(audited)	(unaudited)
Current Assets

Cash and cash equivalents	$5,217	$2,777
Accounts Receivable	38,874	3,185
Inventory	44,155	20,123
Prepaid Expenses	1,150	-
Total Current Assets	89,396	26,085

Property and Equipment, net	300	225

Total Assets	89,696	26,310

Current Liabilities
Accounts payable	1,093	15,000
Long term liabilities	15,000

Member's capital	73,603	10,502

Total liabilites and member's capital	$89,696	$26,310

Intelligent Digital Systems, LLC
Statements of Operations
	For the twelve months ended	For the three months ended
	December 31, 2007 (audited)	March 31, 2008 (unaudited)

Revenues - net	$131,260	$9,918

Cost of revenues	130,716	63,849

Gross margin	544	(53,931)

Operating expenses	337,585	17,303

Loss from operations	(337,041)	(71,234)

Other (income) expenses
Debt conversion expense		-
Interest income	(12)	-
Interest expense		-
Miscellaneous income		-
-	(12)	-

Net Profit (Loss)	$(337,029)	$(71,234)

Intelligent Digital Systems, LLC	For the twelve months ended	For the three months ended
Statements of Cash Flows	December 31, 2007	March 31, 2008
	(audited)	(unaudited)

Cash flows from operating activities
Net loss	$(337,029)	$(71,234)
Adjustment to reconcile net loss to net cash
used by operating activities:
Depreciation	1,865	75
Effects of changes in operating assets and liabilities
Accounts receivable	32,261	35,689
Inventories	37,843	24,032
Prepaid payroll taxes	(1,150)	1,150
Accounts payable	466	(1,093)
Payroll taxes payable	(5,137)	808

Net cash used by operating activities	(270,881)	(10,573)

Cash flows from financing activities
Contributed capital by members	267,667	8,133

Net decrease in cash and cash equivalents	(3,214)	(2,440)
Net increase in cash and cash equivalents	-	-

Cash and cash equivalents, beginning of year	8,431	5,217

Cash and cash equivalents, end of period	$5,217	$2,777

See notes to financial statements

INTELLIGENT DIGITAL SYSTEMS, LLC
NOTES TO FINANCIAL STATEMENTS
FOR THE YEAR ENDED DECEMBER 31, 2007

NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNT POLICIES

Description of Business
Intelligent Digital Systems, LLC (the “Company”), is a developer and distributor of digital video recording equipment. The company has an office in West Islip, New York.

Inventories
Inventories are stated at the lower of cost or market on a first-in, first-out basis.

Property and Equipment
Property and equipment are stated at cost and are depreciated using the straight-line method over the estimated useful lives of the respective assets, which range from 3 to 7 years. Leasehold improvements are stated at cost and are depreciated using the straight-line method over the shorter of the lease term or estimated useful life of the asset. Expenditures for major renewals and improvements are capitalized, while repairs and maintenance that do not extend the useful life of such assets are charged to expense as incurred. The cost of assets sold or retired and the related accumulated depreciation are removed from the accounts with any resulting gain or loss included in net income (loss). Long-lived assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable.

Income Taxes
Under the provisions of the Internal Revenue Code, the Company, is a limited liability company and is not directly subject to federal or state income taxes. The results of its operations are includable in the individual tax returns of its members, therefore no provision for income tax expense has been included in the accompanying financial statements. There are no significant differences between the tax basis and the reported amounts of assets and liabilities.

Revenue Recognition
The company recognizes revenue from product sales upon shipment to the customer.

Use of Estimates
The preparation of the audited financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities from the date of the financial statements and the reported amount of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2 - ACCOUNTS RECEIVABLE

Accounts receivable are presented without a reserve for bad debt since the entire balance has been collected subsequent to the balance sheet date.

NOTE 3 - DUE TO RELATED ENTITY

The Company owes a related entity $15,000. The advance is non-interest bearing.